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FOR IMMEDIATE RELEASE


           UNITED AUTO GROUP ANNOUNCES PRIVATE PLACEMENT OF ADDITIONAL
                   $50.0 MILLION OF SENIOR SUBORDINATED NOTES
                             IN THE RULE 144A MARKET


     NEW YORK,  NEW YORK,  September 12, 1997 - United Auto Group,  Inc.  (NYSE:
UAG), the nation's second largest publicly-traded automotive retailer, announced today that it priced a private placement of $50.0 million aggregate principal amount of its 11% Senior Subordinated Notes due 2007 (the "Notes") in a transaction (the "Offering") under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act").

     The Notes will be issued at 100.75% of their principal amount and will pay interest semi-annually at a rate of 11% per annum with a final maturity on July 15, 2007.

     The net proceeds from the sale of the Notes are estimated to be approximately $48.7 million after deducting the initial purchasers' discount and estimated expenses related to the Offering. Such net proceeds will be deposited with the Company's floor plan lenders and will be available for working capital and other general corporate purposes, including acquisitions of dealerships.

     The Notes have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons absent registration thereunder or an applicable exemption from the registration requirements thereof.

     This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities offered by United Auto in the Offering.

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